EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 11, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 720 (Enhanced Sector Strategy, Energy Portfolio 2008-1, Enhanced Sector Strategy, Financials Portfolio 2008-1, Enhanced Sector Strategy, Health Care Portfolio 2008-1, Enhanced Sector Strategy, Technology Portfolio 2008-1, Enhanced Sector Strategy, Sector Rotation Portfolio 2008-1 and The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2008-1) as of December 11, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
December 11, 2007